Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS SECOND QUARTER
2015 SALES AND EARNINGS

Fort Wayne, Indiana - July 28, 2015 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2015 adjusted earnings per share (EPS) of $0.35 compared to 2014 second quarter adjusted EPS of $0.60, a 42 percent decrease (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the second quarter of 2015, the Company’s GAAP fully diluted EPS was $0.33, down 40 percent to the GAAP fully diluted EPS from the second quarter of 2014.

Second quarter 2015 sales were $247.4 million, a decrease of 13 percent compared to 2014 second quarter sales of $284.5 million. The Company’s organic sales decline was 8 percent excluding acquisitions and the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“As we reported earlier this month, our earnings for the second quarter were well below our expectations and original guidance.

Well above average precipitation, and, in some regions of the United States, record precipitation, along with high inventory levels in distribution, reduced sales of our groundwater pumping systems by approximately 24 percent in the U.S., as compared to last year. These factors along with the continued weakness in the North America oil and gas sector, a strong U.S. dollar and a slowdown in our water business in Brazil, all contributed to our earnings decline in the quarter.

Despite the significant revenue headwinds in the United States, we are pleased with our overall Water Systems Sales performance in the developing world. When excluding the impact of foreign exchange and acquisitions, we achieved organic sales increases of 24 percent in Asia Pacific and 7 percent in both Latin America and the Middle East and Africa during the second quarter 2015.

As expected, our Fueling Systems revenues declined, most notably in India, China and Europe, but were partially offset by an 8 percent increase in the U.S. The lower second quarter revenue drove what was the first quarter over quarter decline in Fueling Systems earnings in 4 years. Outside of these markets, Fueling Systems revenues grew organically across all markets and product lines.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2015	2014	Change

Net Income attributable to FE Co., Inc. Reported	$16.2	$27.1	(40)%
Allocated Undistributed Earnings	$(0.2)	$(0.5)
Adjusted Earnings for EPS Calculations	$16.0	$26.6	(40)%

Non-GAAP adjustments (before tax):
Restructuring	$0.8	$0.3
Non-GAAP items	$0.9	$3.3

Non-GAAP adjustments, net of tax:
Restructuring	$0.5	$0.2
Non-GAAP items	$0.5	$2.0

Earnings after Non-GAAP Adjustments	$17.0	$28.8	(41)%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2015	2014	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.1	48.2	—%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.33	$0.55	(40)%

Restructuring Per Share, net of tax	$0.01	$—
Non-GAAP items, net of tax	$0.01	$0.05

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.35	$0.60	(42)%

Net Sales	For the Second Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2014	$226.7	$57.8	$284.5

Acquisitions	$8.3	$0.2	$8.5
Foreign currency translation	$(19.5)	$(3.0)	$(22.5)
Volume/Price Change	$(23.9)	$0.8	$(23.1)
Sales for 2015	$191.6	$55.8	$247.4

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income	$24.3	$12.4	$(13.5)	$23.2
% Operating Income To Net Sales	12.7%	22.2%		9.4%

Non-GAAP Adjustments:
Restructuring	$0.6	$0.2	$—	$0.8
Non-GAAP	$0.5	$0.1	$0.3	$0.9
Operating Income after Non-GAAP Adjustments	$25.4	$12.7	$(13.2)	$24.9
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	13.3%	22.8%		10.1%

	For the Second Quarter 2014
	Water	Fueling	Other	Consolidated
Reported Operating Income	$41.7	$13.5	$(16.1)	$39.1
% Operating Income To Net Sales	18.4%	23.4%		13.7%

Non-GAAP Adjustments:
Restructuring	$0.3	$—	$—	$0.3
Non-GAAP	$0.4	$0.4	$2.5	$3.3
Operating Income after Non-GAAP Adjustments	$42.4	$13.9	$(13.6)	$42.7
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	18.7%	24.0%		15.0%

Water Systems

Water Systems sales were $191.6 million in the second quarter 2015, a decrease of $35.1 million or about 15 percent versus the second quarter 2014 sales of $226.7 million. Sales from businesses acquired since the second quarter of 2014 were $8.3 million or about 4 percent. Water Systems sales were reduced by $19.5 million or about 9 percent in the quarter due to foreign currency translation. Excluding acquisitions and foreign currency translation, Water Systems sales were down about 11 percent compared to the second quarter 2014.

Water Systems sales in the U.S. and Canada represented 37 percent of consolidated sales and declined by about 25 percent compared to the prior year. Water Systems sales in the U.S and Canada were reduced by $1.4 million or about 1 percent in the quarter due to foreign currency translation. In the second quarter 2015, U.S. and Canada sales of Pioneer branded mobile dewatering equipment declined by over 60 percent, sales of groundwater pumping equipment declined by about 24 percent, and sales of surface water pumping equipment declined by about 12 percent versus the second quarter 2014. The decline in mobile dewatering equipment is primarily attributed to reduced demand in the oil and gas end markets. The decline in groundwater equipment sales is attributable primarily to the near record precipitation experienced in many key markets and across the U.S. in general during the second quarter 2015.

Additionally, demand for groundwater and surface pumping equipment declined due to excessive customer inventories that were being worked down in the second quarter. Sales of surface water pumping equipment also declined in the quarter due to lower condensate pump sales as cooler temperatures delayed the start to the HVAC season.

Water Systems sales in Latin America were about 13 percent of consolidated sales for the second quarter and declined by about 1 percent compared to the second quarter of the prior year. Sales from businesses acquired since the second quarter of 2014 were $4.1 million or about 13 percent. Water Systems sales were reduced by $6.7 million or about 21 percent in the quarter due to foreign currency translation. Excluding acquisitions and the impact of foreign currency translation, Latin American sales increased by about 7 percent compared to the second quarter 2014. The growth in sales was led by increased sales in Mexico.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and decreased by about 7 percent compared to the second quarter 2014. Water Systems sales were reduced by about 14 percent in the quarter due to foreign currency translation. Excluding the impact of foreign currency translation, sales increased by about 7 percent compared to the second quarter 2014. The growth was driven by strong sales in the Gulf and Near East countries, mainly Turkey.

Water Systems sales in the Asia Pacific region were 8 percent of consolidated sales and were up about 37 percent compared to the second quarter prior year. Sales from businesses acquired since the second quarter of 2014 were $2.8 million or about 19 percent. Asia Pacific sales were reduced by about 5 percent in the quarter due to foreign currency translation. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales increased by about 24 percent compared to the second quarter 2014. The Asia Pacific region experienced strong year over year growth in Southeast Asia and Korea due to a combination of strong favorable weather and shipment timing.

Water Systems sales in Europe were about 7 percent of consolidated sales and decreased by about 27 percent compared to the second quarter 2014. The impact of foreign currency translation decreased sales by about 24 percent compared to the second quarter 2014. Excluding the impact of foreign currency translation, European sales were down about 3 percent versus the second quarter of 2014 due to lower Pioneer branded dewatering equipment sales.

Water Systems operating income, after non-GAAP adjustments, was $25.4 million in the second quarter 2015, down $17.0 million versus the second quarter 2014. The second quarter operating income margin after non-GAAP adjustments was 13.3 percent, down 540 basis points from 18.7 percent in the second quarter of 2014. Operating income margin after non-GAAP adjustments decreased in Water Systems primarily due to fixed costs deleveraging from lower sales.

Fueling Systems

Fueling Systems sales represented 23 percent of consolidated sales and were $55.8 million in the second quarter 2015, a decrease of $2.0 million or about 3 percent versus the second quarter 2014 sales of $57.8 million. Fueling Systems sales decreased by $3.0 million or about 5 percent in the quarter due to foreign currency translation. Fueling Systems sales were up about 1 percent, excluding foreign currency translation and acquisitions.

Fueling Systems sales in the U.S. grew by about 8 percent during the quarter with most of the sales growth coming from fuel dispensing products and piping. Fueling Systems revenues declined in India and China due to the timing of tender awards made in India and the ongoing reduction in state-owned oil company procurements in China. Sales also declined in Europe principally due to a reduction in the sale of storage tanks that support North Sea oil production.

Fueling Systems operating income after non-GAAP adjustments was $12.7 million in the second quarter of 2015 compared to $13.9 million after non-GAAP adjustments in the second quarter of 2014, a decrease of about 9 percent. The second quarter operating income margin after non-GAAP adjustments was 22.8 percent, a decrease of 120 basis points from the 24.0 percent of net sales in the second quarter of 2014. The decrease in basis points was primarily due to deleveraging fixed costs.

Overall

The Company’s consolidated gross profit was $80.2 million for the second quarter of 2015, a decrease of $19.2 million, or about 19 percent, from the second quarter of 2014 gross profit of $99.4 million. The gross profit as a percent of net sales was 32.4 percent in the second quarter of 2015 and declined about 250 basis points versus 34.9 percent during the second quarter 2014. The gross profit margin decrease was due in large part from deleveraging of fixed costs on lower sales.

Selling, general, and administrative (SG&A) expenses were $56.3 million in the second quarter of 2015 compared to $60.0 million in the second quarter of prior year, a decrease of $3.7 million or about 6 percent. The increase in SG&A expenses from acquired businesses was $2.0 million. Excluding the acquisitions, the Company’s overall SG&A expenses in the second quarter of 2015 decreased by $5.7 million or about 10 percent to prior year second quarter a portion of which was related to foreign exchange.

The Company ended the second quarter of 2015 with a cash balance of $63.0 million, which was $3.9 million higher than at the end of 2014. The cash balance increase is attributable to cash generated from operations of about $7 million compared to the first half of the prior year when cash used in operations was about $26 million.

The Company is also announcing today a restructuring effort impacting the operations in Brazil.  This effort is primarily being done to fully integrate the Bombas Leao acquisition, which was completed in June 2014, and rationalize other aspects of the existing operations in Brazil.

In total, the Company expects to take a pre-tax charge for business realignment costs of between $4.0 and $5.0 million at today’s exchange rates.  The charges will be reflected as non-GAAP adjustments in future earnings releases and will be primarily for severance, costs to eliminate redundant commercial sales activities, asset write-offs and fees for legal and tax services incurred specifically for the rationalization of the Brazilian legal entities.  The Company expects to incur these costs from the third quarter of 2015 through the end of 2018.  The expected payback is less than three years.  Approximately 10 percent of these costs will be non-cash.

Commenting on the outlook for the second half of 2015, Mr. Sengstack said:

“In light of the uncertainty around our top line given the current headwinds we are facing, we are currently assuming our second half 2015 sales will decline between eight and nine percent versus the same period from last year consistent with the decline we experienced in the first half of 2015, and for primarily the same reasons that impacted the first half: namely, foreign exchange, lower demand for dewatering equipment that serves the oil and gas end markets and overall weaker demand for groundwater equipment in the U.S. due to the lingering impact of unfavorable weather conditions.

If our revenues decline in this range, we believe, because of a more favorable sales mix, better margins and the cost cutting actions we have taken to date and will continue to take, our second half 2015 adjusted operating income and adjusted earnings per share will be flat to the second half of 2014.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The second quarter 2015 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/bj2ecp7q

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls.

A replay of the conference call will be available Tuesday, July 28, 2015 at 12:00 noon EDT through midnight EDT on Tuesday, August 4, 2015, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 83493364

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

Net sales	$247,427	$284,466	$473,155	$515,887
Cost of sales	167,219	185,072	321,457	338,382
Gross profit	80,208	99,394	151,698	177,505
Selling, general, and administrative expenses	56,278	59,971	111,438	111,986
Restructuring expense	758	295	1,221	431
Operating income	23,172	39,128	39,039	65,088
Interest expense	(2,405)	(2,510)	(5,113)	(5,294)
Other income, net	1,390	871	4,409	1,196
Foreign exchange income/(expense)	(359)	328	57	(92)
Income before income taxes	21,798	37,817	38,392	60,898
Income tax expense	5,360	10,359	1,978	16,019
Net income	$16,438	$27,458	$36,414	$44,879
Less: Net income attributable to noncontrolling interests	(274)	(384)	(455)	(848)
Net income attributable to Franklin Electric Co., Inc.	$16,164	$27,074	$35,959	$44,031

Income per share:
Basic	$0.33	$0.56	$0.74	$0.91
Diluted	$0.33	$0.55	$0.74	$0.90

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	July 4, 2015	January 3, 2015
ASSETS

Cash and equivalents	$63,034	$59,141
Receivables	154,133	143,787
Inventories	219,928	220,528
Other current assets	52,364	46,083
Total current assets	489,459	469,539

Property, plant, and equipment, net	197,173	209,786
Goodwill and other assets	383,233	396,562
Total assets	$1,069,865	$1,075,887

LIABILITIES AND EQUITY

Accounts payable	$58,629	$70,806
Accrued expenses and other current liabilities	64,489	96,207
Current maturities of long-term debt and short-term borrowings	37,509	34,092
Total current liabilities	160,627	201,105

Long-term debt	187,841	143,695
Deferred income taxes	44,146	45,568
Employee benefit plans	52,088	58,709
Other long-term liabilities	20,851	21,407

Redeemable noncontrolling interest	6,401	6,420

Total equity	597,911	598,983
Total liabilities and equity	$1,069,865	$1,075,887

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)	July 4, 2015	June 28, 2014

Cash flows from operating activities:
Net income	$36,414	$44,879
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	18,044	18,173
Share-based compensation	3,457	5,076
Realized gain on share purchase liability	(2,723)	—
Other	(6,777)	(2,336)
Changes in assets and liabilities:
Receivables	(16,655)	(53,359)
Inventory	(6,355)	(41,858)
Accounts payable and accrued expenses	(15,110)	8,307
Other	(3,263)	(5,125)
Net cash flows from operating activities	7,032	(26,243)

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,758)	(17,947)
Proceeds from sale of property, plant, and equipment	402	1,623
Acquisitions and investments	(4,028)	(36,529)
Other investing activities	174	(2,275)
Net cash flows from investing activities	(13,210)	(55,128)

Cash flows from financing activities:
Change in debt	47,777	49,942
Proceeds from issuance of common stock	1,240	1,184
Excess tax from share-based payment arrangements	811	1,678
Purchases of common stock	(6,218)	(6,475)
Dividends paid	(9,783)	(8,817)
Purchase of redeemable non-controlling shares	—	(2,875)
Share purchase liability payment	(20,200)	—
Net cash flows from financing activities	13,627	34,637
Effect of exchange rate changes on cash	(3,556)	(139)
Net change in cash and equivalents	3,893	(46,873)
Cash and equivalents at beginning of period	59,141	134,553
Cash and equivalents at end of period	$63,034	$87,680